Simpson Manufacturing Co., Inc. Announces Repurchase Of 342,300 Shares Of Its Common Stock

PLEASANTON, Calif., June 14, 2013 /PRNewswire/ -- Simpson Manufacturing Co., Inc. (the "Company") announced today that it has purchased 342,300 shares of its Common Stock, for average price of $28.70 per share, since late May. The total spent was approximately $9.8 million and was part of the $50.0 million that the Company's Board of Directors authorized in February 2013 for repurchases of Common Stock. Although the Company does not have any specific plan to repurchase additional shares, the authorization will remain open for the remainder of the year.

Simpson Manufacturing Co., Inc., headquartered in Pleasanton, California, through its subsidiary, Simpson Strong-Tie Company Inc., designs, engineers and is a leading manufacturer of wood construction products, including connectors, truss plates, fastening systems, fasteners and shearwalls, and concrete construction products, including adhesives, specialty chemicals, mechanical anchors, powder actuated tools and reinforcing fiber materials. The Company's common stock trades on the New York Stock Exchange under the symbol "SSD."

For further information, contact Tom Fitzmyers at (925) 560-9030.